Exhibit 3.4

SECOND AMENDMENT TO THE BYLAWS OF

PRIME MERIDIAN HOLDING COMPANY

On January 17, 2019, the Board of Directors of Prime Meridian Holding Company (the “Corporation”) amended Article II, Section 4 of the Corporation’s Bylaws to read in its entirety as follows:

ARTICLE II

STOCKHOLDERS

Section 4 – NOTICE OF MEETING. Written notice, signed by the Chief Executive Officer, President or Chairman of the Board, stating the place, day and hour of the meeting and in the case of a Special Meeting the purpose or purposes for which the meeting is called, shall be given not less than 10 nor more than 60 days before the date of the meeting to each shareholder of record entitled to vote at such meeting. Such notice shall be given to each shareholder in any manner permitted by law.

CERTIFICATION

This Second Amendment to the Bylaws has been adopted by the Board of Directors of Prime Meridian Holding Company on this 17th day of January, 2019, and shall be effective as of said date.

/s/ Sammie D. Dixon, Jr.

Sammie D. Dixon, Jr.

Vice Chairman, Chief Executive Officer, and President